Item 30. Exhibit (h) i. 1. i.

AMENDMENT TO FUND PARTICIPATION AGREEMENT

(Service Shares)

This Amendment to the Fund Participation Agreement dated March 14, 2002, among Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the “Trust”), and Massachusetts Mutual Life Insurance Company (the “Company”) is effective as of April 1, 2003.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Schedule A to this Agreement shall be deleted and replaced with the attached Schedule A.

2.	All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

MASSSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ David O’Leary

Title:	SVP

Date:	5/30/03

JANUS ASPEN SERIES

By:	/s/ Bonnie M. Howe
Bonnie M. Howe

Title:	Vice President

Date:	April 1, 2003

SCHEDULE A

Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by the AUL Exec. Comm.	Contracts Funded By Separate Account

MassMutual Transitions

Massachusetts Mutual Variable Annuity Separate Account 4
July 9, 1997 811-8619

Massachusetts Mutual Variable Life Separate Account I	Survivorship Variable Universal Life Survivorship Variable Universal Life II Variable Universal Life
July 13, 1988 811-08075	Variable Universal Life II Variable Universal Life Guard